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                                  EXHIBIT 21.01


                              LIST OF SUBSIDIARIES
                             OF PACIFIC ENTERPRISES

Burney Mountain Power
Central Plants, Inc.
Coalition Undertaking Remedial Efforts, Inc.
EcoTrans Aftermarket Corporation
EcoTrans OEM Corporation
FTM Sports Corporation
Landfill Control Technologies
Mammoth Geothermal Company
Mammoth Power Company
Mt. Lassen Power
Pacific Bio-Energy Company
Pacific Energy
Pacific Energy Resources Incorporated
Pacific Enterprises
Pacific Enterprises ABC Corporation
Pacific Enterprises Commercial Loans, Inc.
Pacific Enterprises International
Pacific Enterprises Leasing Company
Pacific Enterprises LNG Company
Pacific Enterprises Oil Company
Pacific Enterprises Oil Company (Canada)
Pacific Enterprises Oil Company (USA)
Pacific Enterprises Oil Company (Western)
Pacific Enterprises Minerals Company
Pacific Gas Gathering Company
Pacific Geothermal Company
Pacific Hydropower Company
Pacific Interstate Company
Pacific Interstate Mojave Company
Pacific Interstate Offshore Company
Pacific Interstate Transmission Company
Pacific Interstate Transmission Company (Arctic)
Pacific Library Tower
Pacific Lighting Corporation
Pacific Lighting Gas Development Company
Pacific Lighting Land Company
Pacific Lighting Real Estate Group
Pacific Offshore Pipeline Company
Pacific Oroville Power, Inc.
Pacific Penobscot Power Company
Pacific Recovery Corporation
Pacific Synthetic Fuel Company
Pacific Western Resources Company
Pacific Wood Fuels Company
Pacific Wood Power
Pay'n Save Drug Stores, Incorporated

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Penstock Power Company
Presley ASW Finance Co., Inc.
Presley Financial Corporation
Presley-Home Mac Finance Co., Inc.
Presley RAC Finance Co., Inc.
Southern California Gas Company
Southern California Gas Tower
Southern California Conservation Financing Company
8309 Tujunga Avenue Corp.